Exhibit 3.25

ARTICLES OF INCORPORATION
OF
MERAGON FINANCIAL SERVICES, INC.

The undersigned natural person, being of the age of eighteen (18) years or more, does hereby make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

ARTICLE 1.00
Name, Officer, Agent and Duration

(a)           Name and Address.  The name of the Corporation is MERAGON FINANCIAL SERVICES, INC.  Its street address is 86B Asheland Avenue, Asheville, North Carolina 28801.

(b)           Registered Office.  The address of the initial registered office of the Corporation. is 86B Asheland Avenue, City of Asheville, County of Buncombe, State of North Carolina 28801.

(c)           Registered Agent.  The name of the initial registered agent at such address is Gregory B. Sheperd.

(d)           Period of Duration.  The period of duration of the Corporation shall be perpetual and unlimited.

ARTICLE 2.00
Purposes

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of North Carolina.

ARTICLE 3.00
Shares, Minimum Consideration and Preemptive Rights

(a)           Authorized.  The aggregate number of shares which the Corporation shall have authority to issue is 100,000 shares of common stock, having no par value.

(b)           Minimum Consideration.  The minimum amount of consideration to be received by the Corporation for its shares before it shall commence business is Ten ($10.00) Dollars in cash, property or services of equivalent value.

ARTICLE 4.00
Directors

(a)           Initial Board.  The number of Directors constituting the initial Board of Directors shall be two.

(b)           Increase and Decrease. The number of Directors may be increased or diminished from time to time as provided in the By-Laws of this Corporation.

(c)           Names and Addresses.  The names and addresses of the initial directors are:

Director Name	Office Address

Craig M. Nash	6262 Sunset Drive
Miami, Florida 33143

Paul W. Rishell	6262 Sunset Drive
Miami, Florida 33143

The directors shall serve as the directors of the Corporation until the first annual meeting of shareholders or until their successors shall have been duly elected and qualified.

ARTICLE 5.00
Incorporator

(a)           Name and Address. The name and address of the Incorporator of the Corporation are as follows:

Gregory B. Sheperd
86B Asheland Avenue
Asheville, NC 28801

IN WITNESS WHEREOF, the undersigned, being the Incorporator designated in Article 5.00 hereof, hereby executes these Articles of Incorporation and certifies to the truth of the facts herein stated, this the 30th day of August, 2000.

/s/ Gregory B. Sheperd
Gregory B. Sheperd INCORPORATOR